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                            STOCK PURCHASE AGREEMENT


         This Agreement is made this 6th day of June, 2003, between Shell Land & Energy Company, a Delaware corporation ("Seller"), and Plains Resources Inc., a Delaware corporation ("Purchaser").

         1. Recitals. Seller owns 46,600 shares of the Series D Cumulative Convertible Preferred Stock (the "Preferred Stock") issued by Purchaser. Seller desires to sell and Purchaser desires to purchase the Preferred Stock.

         2.       Sale and Purchase of Shares.

                  2.1 Purchase Price. For the consideration and upon the terms provided herein, Seller hereby agrees to sell to Purchaser the Preferred Stock and Purchaser hereby agrees to purchase from Seller the Preferred Stock, all upon and in exchange for the consideration described herein.

         The purchase price for the Preferred Stock shall be Twenty Three Million Three Hundred Thousand Dollars ($23,300,000), plus an additional amount of Two Hundred Fifty-Three Thousand Four Hundred Eighty-Three Dollars and Fifty-Two Cents ($253,483.52), which amount (the "Dividend Amount") represents the accrued and unpaid dividends as of the date hereof, paid in cash to Seller as provided herein.

         Any taxes, fees and other charges of any kind imposed by any governmental or taxing authority and any transfer, recording or similar fees and charges arising out of or in connection with the transactions contemplated by this Agreement shall be borne by the party primarily responsible for such taxes and other fees and charges under applicable law.

                  2.2 Closing Date and Place. The closing for the sale of the shares of Preferred Stock to Purchaser shall be held on June 6, 2003 (the "Closing Date") at the offices of Seller in Houston, Texas or at such other date or time as the parties hereto may agree. If the Closing is not held on June 6, 2003, the Dividend Amount shall be increased (if Closing is later than June 6) or decreased (if Closing is earlier than June 6), by the amount of $3,840.66 per day. At the closing, Seller shall deliver the stock certificate evidencing the Preferred Stock to Purchaser together with a duly executed stock power and a receipt for the payment of the purchase price received by Seller. Purchaser shall pay the purchase price by wire transfer of immediately available funds to Seller's account number 323093280 at JP Morgan Chase, New York, New York.

         2.3 Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser as follows:

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             (a) Seller has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on behalf of Seller and no other actions or proceedings on the part of Seller are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. Upon execution and delivery of this Agreement, it will be a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms except as enforcement of remedies may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights.

             (b) There are no actions, suits, labor disputes, arbitrations, grievance proceedings, government investigations or other proceedings pending or, to the knowledge of Seller, threatened against or affecting Seller or any of its properties or assets, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which might affect Seller's ability to consummate the transactions called for herein.

             (c) Seller owns the Preferred Stock free and clear of all mortgages, pledges, liens, security interests, options, rights, proxies, encumbrances or claims, except for a right of first refusal of Purchaser with respect to the Preferred Stock.

         2.5 Representations and Warranties of Purchaser. Purchaser hereby warrants and represents to Seller as follows:

             (a) Purchaser has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on behalf of Purchaser and no other actions or proceedings on the part of Purchaser are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. Upon execution and delivery of this Agreement, it will be a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms except as enforcement of remedies may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights.

             (b) There are no actions, suits, labor disputes, arbitrations, grievance proceedings, government investigations or other proceedings pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser or any of its properties or assets, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which might affect Purchaser's ability to consummate the transactions called for herein.

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         3.       Miscellaneous.

             3.1 Nature and Survival of Representations. Except to the extent waived in writing by the party that is the beneficiary of the applicable representations and warranties, all representations and warranties made by the parties each to the other in this Agreement or pursuant hereto shall survive the termination of this Agreement and consummation of the transactions contemplated by this Agreement, notwithstanding any investigation heretofore or hereafter made by any of them or on behalf of any of them.

             3.2 Persons Bound. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

             3.3 Applicable Law. This Agreement shall be performable in Houston, Texas, and shall be governed by, construed and enforced in accordance with, the laws of the State of Texas.

             3.4 Amendments. No amendments, modifications or alterations of the terms shall be binding unless the same shall be in writing dated subsequent to the date hereof and duly executed by the parties hereto.

             3.5 Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the transactions described herein and contains all the covenants and agreements between the parties with respect to the transactions described herein.

             3.6 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on the same or separate counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

             3.7 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other.

                            [SIGNATURE PAGE FOLLOWS]

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         IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the date first written above.


                                  SELLER:

                                  SHELL LAND & ENERGY COMPANY


                                  By: _______________________________
                                  Name:
                                  Title:




                                  PURCHASER:

                                  PLAINS RESOURCES INC.


                                  By:_________________________________
                                  Name:  John T. Raymond
                                  Title:  Chief Executive Officer and President

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